Exhibit 3.1

SECOND AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

Pintec Technology Holdings Limited

Incorporated on the 2nd day of March, 2017

Adopted by Special Resolution dated May18, 2018

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (AS AMENDED)

Company Limited by Shares

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Pintec Technology Holdings Limited

1.                                      The name of the Company is Pintec Technology Holdings Limited.

2.                                      The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands or at such other place as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)              (i)     To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)              To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)             To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)               To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)              To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)               To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)                To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.                                      Except as prohibited or limited by the Companies Law (2016 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.                                      The share capital of the Company is US$50,000.00 divided into 400,000,000 shares of a nominal or par value of US$0.000125 each, of which: (i) 235,335,431 are designated as ordinary shares of a nominal or par value of US$0.000125 each (the “Ordinary Shares”), (ii) 2,500,000 are designated as series seed-A-1 preferred shares of a nominal or par value of US$0.000125 each (the “Series Seed-A-1 Preferred Shares”); (iii) 17,678,568 are designated as series seed-A-2 preferred shares of a nominal or par value of US$0.000125 each (the “Series Seed-A-2 Preferred Shares”, collectively with the Series Seed-A-1 Shares, the “Series Seed-A Preferred Shares”); (iv) 37,257,705 are designated as series seed-B preferred shares of a nominal or par value of US$0.000125 each (the “Series Seed-B Preferred Shares”); (v) 42,747,918 are designated as series seed-C preferred shares of a nominal or par value of US$0.000125 each (the “Series Seed-C Preferred Shares”); (vi) 25,650,679 are designated as series A-1 preferred shares of a nominal or par value of US$0.000125 each (the “Series A-1 Preferred Shares”); and (vii) 38,829,699 are designated as series A-2 preferred shares of a nominal or par value of US$0.000125 each (the “Series A-2 Preferred Shares”, collectively with the Series A-1 Shares, the “Series A Preferred Shares”, and collectively with the Series Seed-A-1 Preferred Shares, the Series Seed-A-2 Preferred Shares, the Series Seed-B Preferred Shares, the Series Seed-C Preferred Shares the “Preferred Shares”), with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2016 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2016 Revision) and, subject to the provisions of the Companies Law (2016 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (AS AMENDED)

Company Limited by Shares

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Pintec Technology Holdings Limited

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Ordinary Shares”

means all Ordinary Shares issued by the Company; provided that the term “Additional Ordinary Shares” does not include (i) Ordinary Shares issued upon conversion of Preferred Shares; (ii) Employee Securities; (iii) any securities issued in connection with any share split, share dividend or other similar event in which all shareholders are entitled to participate on a pro rata basis; (iv) any securities issued pursuant to a Qualified IPO; (v) any securities issued pursuant to the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, which acquisition shall be as approved by the Board (which shall include the consent of a simple majority of Preferred Directors); and (vi) any securities issued upon the exercise, conversion or exchange of any outstanding securities if such outstanding securities constituted an Additional Ordinary Shares.

	“Articles”	means the Articles as originally framed or as from time to time altered by Special Resolution.

	“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

	“Applicable Conversion Price”	has the meaning specified in Section 4(d) of Schedule A hereto.

	“Board of Directors” or “Board”	means the board of directors of the Company.

“BVI Subsidiaries”	means Sky City Holdings Limited and Next Hop Holdings Limited.

“Company”	means Pintec Technology Holdings Limited.

“Directors”	means the a member of the Board of Directors.

“Effective Conversion Price”

With respect to any Ordinary Share Equivalents at a given time, an amount equal to the quotient of (i) the sum of any consideration received by the Company with respect to the issuance of such Ordinary Share Equivalents and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalents over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalents.

“Employee Securities”

any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans (the “ESOP”) that shall be approved by the Board with the total number of 45,270,697 Ordinary Shares reserved thereunder (“ESOP Shares”), or pursuant to any amendment to the ESOP as approved by the Board (which shall include the consent of a simple majority of Preferred Directors).

“Founders”

means (i) Dong Jun, a PRC citizen with ID number 530103197701042116, (ii) Wei Wei, a PRC citizen with ID number 130202197312090637, (iii) Peng Xiaomei, a PRC citizen with ID number 110101197201143040, (iv) Li Yuyang, a PRC citizen with ID number 110104197708022511, (v) Freeman JR Richard Barry, a US citizen with Passport number 565704880, (vi) Dong Hao, a PRC citizen with ID number 630104198611210010, (vii) Hu Wei, a PRC citizen with ID number 341002198206130213; and (viii) Zhou Jing, a US citizen with Passport number P467049605.

“Group Company”	means each of the Company, the BVI Subsidiaries, the HK Companies, the PRC Subsidiaries and the PRC Affiliates and Anquyun (Tianjin) Information Technology Co., Ltd. (安趣云（天津）信息技术有限公司).

“HK Companies”	means Sky City Hong Kong Limited and Next Hop Hong Kong Limited.

“Investec”	Investec Bank plc.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum”	means the Second Amended and Restated Memorandum of Association of the Company.

“Ordinary Director”	has the meaning specified in Article 67.

“Ordinary Shares”	means the Company’s Ordinary Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Ordinary Share Equivalents”	means warrants, options and rights exercisable for Ordinary Shares or Securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Ordinary Shares Majority”	the holders of at least fifty percent (50%) of the voting power of the issued and outstanding Ordinary Shares.

“PRC”

means the People’s Republic of China, but solely for the purposes of the Memorandum and these Articles, excluding the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan.

“PRC Affiliates”

means Anquying (Tianjin) Business Information Consulting Co., Ltd. (安趣盈（天津）商务信息咨询有限公司), Anquying (Shanghai) Investment Consulting Co., Ltd. (安趣盈（上海）投资咨询有限公司), Anquying (Ganzhou) Technology Co., Ltd. (安趣盈（赣州）科技有限公司), Shenzhen Qianhai Minheng Commercial Factoring Co., Ltd. (深圳前海敏恒商业保理有限公司), Beijing Hongdian Fund Distributor Co., Ltd. (北京虹点基金销售有限公司), Xuanji Intelligence (Beijing) Technology Co., Ltd. (璇玑智能（北京）科技有限公司), Myfin Insurance Broker Co., Ltd. (麦芬保险经纪有限公司), Pintec Jinke (Beijing) Information Technology Co., Ltd. (品钛金科(北京)信息科技有限公司), Tianjin Xiangmu Asset Management Co., Ltd. (天津橡木资产管理有限公司).

“PRC Subsidiaries”	means Sky City (Beijing) Technology Co., Ltd. (思凯思特（北京）科技有限公司) and Pintec (Beijing) Technology Co., Ltd. (品钛（北京）科技有限公司).

“Preferred Share Issue Price”

means, (i) with respect to Series Seed-A-1 Preferred Shares, Preferred Share Issue Price means the Series Seed-A-1 Preferred Share Deemed Issue Price, (ii) with respect to Series Seed-A-2 Preferred Shares, Preferred Share Issue Price means the Series Seed-A-2 Preferred Share Deemed Issue Price, (iii) with respect to Series Seed-B Preferred Shares, Preferred Share Issue Price means the Series Seed-B Preferred Share Deemed Issue Price, (iv) with respect to Series Seed-C Preferred Shares, Preferred Share Issue Price means the Series Seed-C Preferred Share Deemed Issue Price, (v) with respect to Series A-1 Preferred Shares, Preferred Share Issue Price means the Series A-1 Preferred Share Issue Price, and (vi) with respect to Series A-2 Preferred Shares, Preferred Share Issue Price means the Series A-2 Preferred Share Issue Price.

“Qualified IPO”

shall mean a firm commitment underwritten public offering of the shares of the Company in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes, Hong Kong or the PRC, with the gross proceeds to the Company of no less than US$100,000,000 and an implied valuation of the Company immediately after such offering of at least US$800,000,000, or any other public offering as approved in accordance with the Shareholders Agreement.

“registered office”	means the registered office for the time being of the Company.

“Restricted Share Agreement”	means that certain Restricted Share Agreement entered into by and among the Company, the holders of Preferred Shares, the Founders and other parties thereto as of May 18, 2018.

“Series A Director”	has the meaning specified in Article 67 of the Articles.

“Series A Preferred Majority”	the holders of at least fifty percent (50%) of the voting power of the issued and outstanding Series A Preferred Shares, on an as-converted basis and voting together as a single class.

“Series A-1 Preference Amount”	has the meaning specified in Section 2 of the Schedule A hereto.

“Series A-1 Preferred Share Issue Price”	means US$$1.53819, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

“Series A-2 Preference Amount”	has the meaning specified in Section 2 of the Schedule A hereto.

“Series A-2 Preferred Share Issue Price”	means US$$1.64822, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

“Series A Preferred Shares”

means the Company’s series A convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles, including the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

“Series A-1 Preferred Shares”	means the Company’s series A-1 convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Series A-2 Preferred Shares”	means the Company’s series A-2 convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Series Seed-A Preference Amount”	has the meaning specified in Section 2 of the Schedule A hereto.

“Series Seed-A Preferred Share Deemed Issue Price”

means (i) with respect to Series Seed-A-1 Preferred Shares, Series Seed-A Preferred Share Deemed Issue Price means the Series Seed-A-1 Preferred Share Deemed Issue Price, (ii) with respect to Series Seed-A-2 Preferred Shares, Series Seed-A Preferred Share Deemed Issue Price means the Series Seed-A-2 Preferred Share Deemed Issue Price.

“Series Seed-A Preferred Shares”

means the Company’s series seed-A convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles, including the Series Seed-A-1 Preferred Shares and the Series Seed-A-2 Preferred Shares.

“Series Seed-A-1 Preferred Shares”	means the Company’s series seed-A-1 convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Series Seed-A-2 Preferred Shares”	means the Company’s series seed-A-2 convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Series Seed-A-1 Preferred Share Deemed Issue Price”	means US$0.120, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

“Series Seed-A-2 Preferred Share Deemed Issue Price”	means US$0.153, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

“Series Seed-A-2 Director”	has the meaning specified in Article 67 of the Articles.

“Series Seed-B Director”	has the meaning specified in Article 67 of the Articles.

“Series Seed-B Preference Amount”	has the meaning specified in Section 2 of the Schedule A hereto.

“Series Seed-B Preferred Share Deemed Issue Price”	means US$0.599, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

“Series Seed-B Preferred Shares”	means the Company’s series seed-B convertible preferred Shares with a par value of US$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Series Seed-C Preference Amount”	has the meaning specified in Section 2 of the Schedule A hereto.

“Series Seed-C Preferred Share Deemed Issue Price”	means US$1.572, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

“Series Seed-C Preferred Shares”	means the Company’s series seed-C convertible preferred Shares with a par value of US$$0.000125 per share, together with the other rights attaching thereto under the Memorandum and these Articles.

“Series Seed Preferred Majority”

the holders of at least fifty percent (50%) of the voting power of the issued and outstanding Series Seed-A Preferred Shares, Series Seed-B Preferred Shares and Series Seed-C Preferred Shares, on an as-converted basis and voting together as a single class.

“Sina”	New Fortune Fund L.P..

“Schedule A”	means Schedule A to these Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Shareholders Agreement”	means that certain Shareholders Agreement entered into by and among the Company, the holders of Preferred Shares, the Founders and other parties thereto as of May 18, 2018.

“Share Purchase Agreement”	means a Series A-2 Share Purchase Agreement entered into by and among the Company, the holders of Series A-2 Preferred Shares, the Founders and other parties thereto as of May 18, 2018.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Ventech China”	Ventech China II SICAR

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

“Xiaomi Ventures”	Xiaomi Ventures Limited.

2.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.                                      Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.                                      Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.                                      Subject to the provisions, if any, including but not limited to Schedule A, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.                                      The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.                                      Subject to any agreements binding on the Company, including the Shareholders Agreement and the Restricted Share Agreement, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.                                      The Directors may in their absolute discretion decline to register any transfer of shares in the event that such transfer breaches any provisions of the Statute, these Articles (including without limitation Schedule A), or the Shareholders Agreement. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

10.                               The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine in accordance with Article 9.

REDEEMABLE SHARES

11.                               (a)              Subject to the provisions of the Statute, these Articles (including without limitation Schedule A), the Shareholders Agreement and any other agreements binding on the Company, the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the Members or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

(b)              Subject to the provisions of the Statute, these Articles (including without limitation Schedule A), the Shareholders Agreement and any other agreements binding on the Company, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute (unless the redemption is in respect of the Preferred Shares in accordance with Schedule A to these Articles), including out of capital and provided that the Company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any issued shares of the Company other than shares held as treasury shares.

12.                               Subject to the Shareholders Agreement and the other provisions of these Articles, the manner and any of the terms of any such redemption or purchase of shares may be determined by either the Company by ordinary resolution or by the Directors.  The Company may make a payment in respect of the redemption or purchase of its own shares out of its profits, share premium account, or the proceeds of a fresh issue of shares.

TREASURY SHARES

13.                               The Company may, subject to the provisions of the Law, acquire, hold and dispose of its own shares as treasury shares.

VARIATION OF RIGHTS OF SHARES

14.                               Subject to the provisions of these Articles (including without limitation Schedule A), the Shareholders Agreement and any other agreements binding on the Company, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of majority of the issued shares of that class.

15.                               Subject to the provisions of the Memorandum of Association (including without limitation Schedule A) and any agreements binding on the Company, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

16.                               Subject to the provisions of these Articles (including without limitation Schedule A), the Shareholders Agreement and any other agreements binding on the Company, the Company may, in so far as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

17.                               No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

18.                               The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

19.                               The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

20.                               To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.                               The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

22.                               (a)              The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)              A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)               The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.                               If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

24.                               Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.                               The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26.                                  (a)           The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)              No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

27.                               (a)              If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)              If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)               A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

28.                               A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.                               A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

31.                               The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

32.                               In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

33.                               (a)              Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)              If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

34.                               A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

35.                               (a)              Subject to and in so far as permitted by the provisions of the Statute, the provisions of these Articles (including without limitation Schedule A), the Shareholders Agreement and any other agreements binding on the Company, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association and may, without restricting the generality of the foregoing, by Special Resolution:

(i)                                     increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)                                  consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)                               by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)                              cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)              All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)               Subject to the provisions of the Statute, the provisions of these Articles (including without limitation Schedule A), the Shareholders Agreement and any other agreements binding on the Company, the Company may by Special Resolution change its name or alter its objects.

(d)              Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)               Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

36.                               For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

37.                               In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

38.                               If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

39.                               (a)              The Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at such place and time as the Directors shall appoint with notices properly given pursuant to Article 41.

(b)              At these meetings the report of the Directors (if any) shall be presented.

40.                               (a)              The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)              The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)               If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)              A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.                               At least five days’ notice shall be given of an annual general meeting or at least seven days’ notice shall be given of any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 40 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)              in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)              in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 75 per cent in nominal value or in the case of shares without nominal or par value 75 per cent of the shares in issue, or their proxies.

42.                               The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

43.                               Without prejudice to the veto rights as provided in Section 5 of Schedule A, no business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The holders of not less than fifty percent (50%) of the votes of the shares entitled to vote on resolutions of shareholders including not less than (i) fifty one percent (51%) of the votes of the Series Seed-A Preferred Shares, Series Seed-B Preferred Shares, and Series Seed-C Preferred Shares, and (ii) fifty one percent (51%) of the votes of the Series A Preferred Shares, present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum provided always that (a) if the Company has one Member of record the quorum shall be that one Member present in person or by proxy or (b) if the purpose of such meeting is to appoint or remove Directors of the Company the quorum shall include the Members present in person or by proxy as specified in Article 86.

44.                               A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

45.                               If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum on the condition that the meeting notices have been duly served to all shareholders of the Company.

46.                               The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47.                               If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

48.                               The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49.                               At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

50.                               Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.                               The demand for a poll may be withdrawn.

52.                               Except as provided in Article 54, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.                               In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote, provided that the veto rights enjoyed by the Preferred Directors pursuant to the Shareholders Agreement shall not be adversely affected.

54.                               A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

55.                               Subject to any rights or restrictions for the time being attached to any class or classes of shares (including but not limited to those stipulated in Schedule A), on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote for each share registered in his name in the register of Members, and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

56.                               In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

57.                               A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.                               No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.                               On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

61.                               The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

62.                               The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.                               The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.                               A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.                               Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.                               Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

67.                               There shall be a Board of Directors consisting of seven (7) persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors with the consent required pursuant to Schedule A.

The directors shall be elected by holders of the majority of the shares, provided that:

(A) one (1) nominee designated by Ventech China II SICAR (“Ventech China”), for so long as Ventech China holds no less than five percent (5%) of the total issued and outstanding share capital of the Company (calculated on a fully-diluted and as-converted basis) (the “Series Seed-A-2 Director”);

(B) one (1) nominee designated by Xiaomi Ventures, for so long as Xiaomi Ventures continues to hold no less than five percent (5%) of the total issued and outstanding share capital of the Company (calculated on a fully-diluted and as-converted basis) (the “Series Seed-B Director”);

(C) one (1) nominee designated by Sina, for so long as Sina continues to hold no less than five percent (5%) of the total issued and outstanding share capital of the Company (calculated on a fully-diluted and as-converted basis) (the “Series A Director”, together with the Series Seed A-2 Director and the Series Seed-B Director, the “Preferred Directors”); and

(D) four (4) nominees designated by the Founder Holdcos (as defined in the Shareholders Agreement) holding at least fifty percent (50%) of the voting power of  the issued and outstanding Ordinary Shares held by all the Founder Holdcos (the “Ordinary Directors”).

68.                               The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

69.                               Subject to the provisions under the Shareholders Agreement and the other provisions of these Articles (including but not limited to Schedule A), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.

70.                               Subject to the provisions under the Shareholders Agreement and the other provisions of these Articles (including but not limited to Schedule A), a Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

71.                               Subject to the provisions under the Shareholders Agreement and the other provisions of these Articles (including but not limited to Schedule A), a Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

72.                               A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

73.                               Subject to the Shareholders Agreement and the other provisions of these Articles (including without limitation Schedule A), a Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

74.                               Subject to the Shareholders Agreement and the other provisions of these Articles (including without limitation Schedule A), no person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid, provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be fully disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon, and provided further that, if an Ordinary Director (or his/her alternate in his/her absence) is interested in a transaction with the Company (including any repurchase of Shares by the Company from any Founder Holdcos) (other than transactions with Jimu Holdings Limited or any of its affiliates occurred in the ordinary course of business of the Group Companies and on an arm’s length basis), he/she shall be disqualified from or abstain from voting in respect of such transaction if any Preferred Director so requires.

75.                               A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 74 and after such general notice it shall not be necessary to give special notice relating to any particular transaction, provided that such transaction is subject to the approval as required in the Shareholders Agreement and the other provisions of these Articles (including without limitation Schedule A).

ALTERNATE DIRECTORS

76.                               Subject to Article 67 and the exception contained in Article 74, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

77.                               The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Section 5 of  Schedule A without the prior approval therein required.

78.                               The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

79.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80.                               The Directors shall cause minutes to be made in books provided for the purpose:

(a)              of all appointments of officers made by the Directors;

(b)              of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)               of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

81.                               Subject to the other provisions of these Articles (including but not limited to Schedule A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.                               Subject to the other provisions of these Articles (including but not limited to Schedule A) the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83.                               Subject to these Articles (including but not limited to Schedule A):

(a)              The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)              The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)               The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)              Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

84.                               Except as otherwise provided by these Articles (including but not limited to Schedule A), the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Statute or these Articles, including but not limited to Schedule A) of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

85.                               A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least five days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 42 shall apply mutatis mutandis with respect to notices of meetings of Directors.

86.                               Without prejudice to the veto rights as provided in Section 5 of Schedule A, the quorum necessary for the transaction of the business of the Directors is three (3) Directors, including at least a simple majority of Preferred Directors and one (1) Ordinary Director. For the purposes of this Article a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present; provided always that if there shall at any time be only a sole Director the quorum shall be one (1).

87.                               Subject to Article 86, the continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

88.                               The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

89.                               Subject to these Articles (including but not limited to Schedule A), the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and these Articles.

90.                               A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote, provided that the veto rights enjoyed by the Preferred Directors pursuant to the Shareholders Agreement shall not be adversely affected.

91.                               All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

92.                               Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

93.                               (a)              A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)              The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

94.                               The office of a Director shall be vacated, and such vacated office may be filled only pursuant to Article 95 or Article 96, as applicable:

(a)              if he gives notice in writing to the Company that he resigns the office of Director;

(b)              if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)               if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)              if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

95.                               Subject to Article 67 and Article 96, the Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director, with or without cause, and may in like manner appoint another person in his stead.

96.                               Each of the holders of Preferred Shares and the Ordinary Shares also agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to the Article 67 may be removed unless (a) with respect to the Ordinary Director, such removal is directed or approved by the Founders Holdcos holding at least fifty percent (50%) of the voting power of the issued and outstanding Ordinary Shares held by all the Founders Holdcos, (b) with respect to Series Seed-A-2 Director, such removal is directed or approved by Ventech China, for so long as Ventech China  has the right to designate Series Seed-A-2 Director, (c) with respect to Series Seed-B Director, such removal is directed or approved by Xiaomi Ventures, for so long as Xiaomi Ventures has the right to designate Series Seed-B Director, or (d) with respect to Series A Director, such removal is directed or approved by Sina, for so long as Sina has the right to designate the Series A Director, (ii) notwithstanding anything to the contrary contained herein, the director designated by the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to the Article 67 but no longer so entitled shall be removed; and any vacancies created by the resignation, removal or death of a director elected pursuant to the Article 67 shall be filled pursuant to the provisions of the Article 67.

PRESUMPTION OF ASSENT

97.                               A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

98.                               (a)         The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or some person appointed by the Directors for the purpose.

(b)         The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)          A Director, Secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

(d)         A document to be executed as a Deed shall be executed by a Director or other person duly authorized by the Directors for that purpose.

OFFICERS

99.                               The Company may have a President, a Secretary appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

100.                        Subject to the Statute and the other provisions of these Articles (including but not limited to Schedule A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore.

101.                        Subject to the Statute and the other provisions of these Articles (including but not limited to Schedule A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

102.                        No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

103.                        Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

104.                        The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

105.                        Subject to the Statute and the other provisions of these Articles (including but not limited to Schedule A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106.                        Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

107.                        No dividend or distribution shall bear interest against the Company.

CAPITALISATION

108.                        The Company may, subject to these Articles (including but not limited to Schedule A), upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Schedule A), the Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

109.                        The Directors shall cause proper books of account to be kept with respect to:

(a)         all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)         all sales and purchases of goods by the Company;

(c)          the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

110.                        Subject to the provisions under the Shareholders Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company.

111.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

112.                        Subject to the provisions under the Shareholders Agreement, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company in accordance with the Shareholders Agreement and Schedule A of these Articles who shall hold office until the next annual general meeting and may fix his or their remuneration.

113.                        Subject to these Articles (including but not limited to Schedule A of these Articles), the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

114.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

115.                        Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

116.                        Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

117.                        (a)         Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

(b)         Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

118.                        A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

119.                        A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

120.                        Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)         every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)         every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

121.                        If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Section 2 of Schedule A. Subject to the Schedule A to these Articles, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

122.                        The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

123.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

124.                        Subject to the Statute, the Shareholders Agreement and the other provisions of these Articles (including without limitation Schedule A), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part, except that the Company may only amend these Articles to change the procedures regarding the appointment and removal of the Directors by unanimous resolutions.

TRANSFER BY WAY OF CONTINUATION

125.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

The holders of Preferred Shares shall, in addition to any other rights conferred on them under the Memorandum and these Articles have the following rights, and to the extent of any of the terms and provisions of this Schedule A conflicts, or is not consistent, with any of the terms or provisions of the Memorandum or these Articles, this Schedule A shall control and prevail:

1.                                      Dividends

Subject to the provisions of the Statute and these Articles (including but not limited to the other requirements of this Schedule A), the holders of Preferred Shares shall be entitled to receive, when and if declared by the Board, the dividends in preference to any dividend on the Ordinary Shares or other securities of the Company. No dividends, whether in cash, in property or in shares of the capital of the Company, shall be declared or paid on the Ordinary Shares or other securities, unless and until a dividend in like amount is first declared and paid in full on each outstanding Preferred Share (on an as-if-converted basis).

2.                                      Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary,

(a)         the holders of the Series A-2 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Series A-1 Preferred Shares, Series Seed-C Preferred Shares, Series Seed-B Preferred Shares, Series Seed-A Preferred Shares and Ordinary Shares or any other class or series of shares then outstanding, an amount per Preferred Share equal to one hundred percent (100%) of Series A-2 Preferred Share Issue Price, plus all declared but unpaid dividends thereon (including the Series A-2 Preferred Share Issue Price, the “Series A-2 Preference Amount”), proportionately adjusted for share splits, share dividends, recapitalizations and the like. If the Company has insufficient assets to permit payment of the Series A-2 Preference Amount in full to all holders of Series A-2 Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A-2 Preferred Shares in proportion to the full Series A-2 Preference Amount each such holder of Series A-2 Preferred Shares would otherwise be entitled to receive under this Section 2(a).

(b)         after the distribution of the Series A-2 Preference Amount in full, the holders of the Series A-1 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Series Seed-C Preferred Shares, Series Seed-B Preferred Shares, Series Seed-A Preferred Shares and Ordinary Shares or any other class or series of shares then outstanding, an amount per Preferred Share equal to one hundred percent (100%) of Series A-1 Preferred Share Issue Price, plus all declared but unpaid dividends thereon (including the Series A-1 Preferred Share Issue Price, the “Series A-1 Preference Amount”), proportionately adjusted for share splits, share dividends, recapitalizations and the like. If the Company has insufficient assets to permit payment of the Series A-1 Preference Amount in full to all holders of Series A-1 Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A-1 Preferred Shares in proportion to the full Series A-1 Preference Amount each such holder of Series A-1 Preferred Shares would otherwise be entitled to receive under this Section 2(b).

(c)          after the distribution of the Series A-1 Preference Amount in full, the holders of the Series Seed-C Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Series Seed-B

Preferred Shares, Series Seed-A Preferred Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Preferred Share equal to one hundred percent (100%) of Series Seed-C Preferred Share Deemed Issue Price, plus all declared but unpaid dividends thereon (including the Series Seed-C Preferred Share Deemed Issue Price, the “Series Seed-C Preference Amount”), proportionately adjusted for share splits, share dividends, recapitalizations and the like. If the Company has insufficient assets to permit payment of the Series Seed-C Preference Amount in full to all holders of Series Seed-C Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Seed-C Preferred Shares in proportion to the full Series Seed-C Preference Amount each such holder of Series Seed-C Preferred Shares would otherwise be entitled to receive under this Section 2(c).

(d)         after the distribution of the Series Seed-C Preference Amount in full, the holders of the Series Seed-B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Series Seed-A Preferred Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount per Preferred Share equal to one hundred percent (100%) of Series Seed-B Preferred Share Deemed Issue Price, plus all declared but unpaid dividends thereon (including the Series Seed-B Preferred Share Deemed Issue Price, the “Series Seed-B Preference Amount”), proportionately adjusted for share splits, share dividends, recapitalizations and the like. If the Company has insufficient assets to permit payment of the Series Seed-B Preference Amount in full to all holders of Series Seed-B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Seed-B Preferred Shares in proportion to the full Series Seed-B Preference Amount each such holder of Series Seed-B Preferred Shares would otherwise be entitled to receive under this Section 2(d).

(e)          after the distribution of the Series Seed-B Preference Amount in full, the holders of the Series Seed-A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Preferred Share equal to one hundred percent (100%) of Series Seed-A Preferred Share Deemed Issue Price (as applicable), plus all declared but unpaid dividends thereon (including the Series Seed-A Preferred Share Deemed Issue Price, the “Series Seed-A Preference Amount”), proportionately adjusted for share splits, share dividends, recapitalizations and the like. If the Company has insufficient assets to permit payment of the Series Seed-A Preference Amount in full to all holders of Series Seed-A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Seed-A Preferred Shares in proportion to the full Series Seed-A Preference Amount each such holder of Series Seed-A Preferred Shares would otherwise be entitled to receive under this Section 2(e).

(f)           after the distribution of the Series Seed-A Preference Amount in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.

(g)          (i) Any sale of shares or voting control, merger, acquisition, consolidation or other similar transaction involving the Company in which its shareholders retain less than a majority of the voting power in the surviving entity, or (ii) a sale, transfer, lease or other disposition of all or substantially all the Company’s assets, (iii) the exclusive licensing of all or substantially all of the Company’s intellectual property, or (iv) the Drag-along Sale (as defined in the Shareholders Agreement) (each, a “Liquidation Event”), shall in each case be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Sections 2(a) to 2(f) shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Section 2 are not complied with in connection with a Liquidation Event, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or (ii) cancel such transaction. The holders of 70% of the outstanding Preferred Shares may by written consent, waive the treatment of the aforesaid transaction as a liquidation, dissolution or winding up of the Company.

(h)         Notwithstanding any other provision of this Section 2, the Company may at any time, out of funds legally available therefor and subject to compliance with applicable laws, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(i)             In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a Liquidation Event hereunder, by the Board, which shall include the consent of a simple majority of Preferred Directors.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a Liquidation Event hereunder, by the Board (which shall include the consent of a simple majority of Preferred Directors).

(j)            The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Section 2(g)(i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a Liquidation Event hereunder, by the Board (which shall include the consent of a simple majority of Preferred Directors). The holders of at least fifty percent (50%) of the Preferred Shares, shall have the right to challenge any determination by the Board, as the case may be, of fair market value pursuant to this Section 2, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

The liquidation preference right of the holders of Preferred Shares other than Series A Preferred Shares as set forth in this Section 2 shall terminate upon the closing of a qualified public offering of the shares of Jimu Holdings Limited, an exempted company with limited liability organized and existing under the laws of the British Virgin Islands, or its affiliate, with an implied valuation prior to such offering of at least US$1,023,947,530. And the liquidation preference right of all holders of all Preferred Shares as set forth in this Section 2 shall terminate upon the consummation of a Qualified IPO.

3.                                      Voting Rights

Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to such number of votes as equals to the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Statute and other applicable laws, the holders of the Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series.

4.                                      Conversion Rights

The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the Preferred Share Issue Price divided by the then-effective Applicable Conversion Price (as defined below).  For the avoidance of doubt, the initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1, subject to adjustments based on adjustments of the Applicable Conversion Price, as set forth below:

(a)         Optional Conversion.

(i)             Subject to and in compliance with the provisions of this Section 4 (a), any Preferred Share may, at the option of the holder of such Preferred Share, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Applicable Conversion Price.

(ii)          The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any registered agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly update the register of members, and issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)         Automatic Conversion.

(i)             Without any action being required by the holder of such Preferred Share and whether or not the certificates representing such Preferred Share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted, based on the then-effective Applicable Conversion Price, into Ordinary Shares upon the earlier of (A) the closing of a Qualified IPO, or (B) with respect to the Series Seed-A Shares, the vote or written consent of the holders of more than 50% of the then outstanding Series Seed-A Preferred Shares (voting together as a single class), with respect to the Series Seed-B Shares, the vote or written consent of the holders of more than 50% of the then outstanding Series Seed-B Preferred Shares (voting together as a single class), with respect to the Series Seed-C Shares, the vote or written consent of the holders of more than 50% of the then outstanding Series Seed-C Preferred Shares (voting together as a single class), with respect to the Series A-1 Shares, the vote or written consent of the holders of more than 50% of the then outstanding Series A-1 Preferred Shares (voting together as a single class), and with respect to the Series A-2 Preferred Shares, the vote or written consent of the holders of more than 50% of the then outstanding Series A-2 Preferred Shares (voting together as a single class).

(ii)          The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the Preferred Shareholder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled and update its register of members. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c)          Conversion Mechanism.  The conversion hereunder of any Preferred Share shall be effected in the following manner:

(i)             In the event of an optional conversion pursuant to Section 4(a), before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, the holder of Preferred Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any registered agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder of Preferred Shares elects to convert the same. The Company shall promptly update the register of members, and issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which the holder of Preferred Shares shall be entitled as aforesaid and a check payable to the holder of Preferred Shares in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender the certificate or certificates representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(ii)          In the event of an Automatic Conversion pursuant to Section 4(b), all holders of Preferred Shares will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for Automatic Conversion of all such Preferred Shares pursuant to this Section 4. Such notice shall be sent by overnight courier, postage prepaid, to each record holder of the Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of Preferred Shares shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall promptly receive certificates for the number of Ordinary Shares to which such holder of Preferred Shares is entitled pursuant to this Section 4 and a cheque denominated in U.S. dollars payable to the holder of Preferred Shares in the amount of any cash amounts payable as a result of a conversion into fractional Ordinary Shares. On the date fixed for conversion, the Register of Members shall be updated to show that the converted Preferred Shares have been cancelled and all rights with respect to the Preferred Shares so converted have been terminated, except the rights of the holders of Preferred Shares thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and payment of any accrued but unpaid dividends thereon. All certificates evidencing Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(iii)       The Directors of the Company may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.  For purposes of the repurchase or redemption, the Directors may, only repurchase or redeem a share if they are satisfied that following such repurchase or redemption, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price.

(d)         Conversion Price.  The “Applicable Conversion Price” shall initially equal the Preferred Share Issue Price (as applicable respectively to Series Seed-A-1 Preferred Shares, Series Seed-A-2 Preferred Shares, Series Seed-B Preferred Shares, Series Seed-C Preferred Shares, the Series A-1 Preferred Shares and the Series A-2 Preferred Shares), and shall be adjusted from time to time as provided below provided that the Applicable Conversion Price shall not be less than the par value of the ordinary shares into which the Preferred Shares are being converted:

(i)             Adjustment for Share Splits and Combinations.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, each of the Applicable Conversion Prices in effect immediately prior to such subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, each of the Applicable Conversion Prices in effect immediately prior to the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)          Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, each of the Applicable Conversion Prices then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Additional Ordinary Shares issuable in payment of such dividend or distribution.

(iii)       Adjustments for Other Dividends.  If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)      Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Section 2), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)         Sale of Shares below the Applicable Conversion Price.

(A)       If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares (other than as a subdivision or combination of Ordinary Shares provided for in subsection (i) above and other than as a dividend or other distribution provided for in subsection (ii) above) or be deemed to issue or sell Additional Ordinary Shares as provided in subsection 4(d)(v)(C) below for a consideration per share less than the then effective Applicable Conversion Price, then, the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price equal to a price per share (calculated to the nearest cent) determined in accordance with the following formula:

CP2 = CP1 × [(A + B) ÷ (A + C)]

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” means the Applicable Conversion Price in effect for such series of Preferred Shares immediately after such issue or deemed issue of Additional Ordinary Shares;

“CP1” means the Applicable Conversion Price in effect for such series of Preferred Shares immediately prior to such issue or deemed issue of Additional Ordinary Shares;

“A” means the number of Ordinary Shares and Ordinary Share Equivalents outstanding immediately prior to such issue or deemed issue of Additional Ordinary Shares, treating for this purpose as outstanding all Ordinary Shares and Ordinary Share Equivalents (on an as-converted and fully-diluted basis) immediately prior to such issue;

“B” means the number of Additional Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” means the number of such Additional Ordinary Shares issued or deemed to be issued in such transaction.

(B)       For the purpose of making any adjustment in an Applicable Conversion Price or number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(1)         To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)         To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board of Directors (which shall include the consent of a simple majority of Preferred Directors) as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)         If Additional Ordinary Shares are issued or sold or deemed to be issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board of Directors (which shall include the consent of a simple majority of Preferred Directors) to be allocable to such Additional Ordinary Shares.

(C)       For the purpose of making any adjustment in an Applicable Conversion Price provided in this subsection (v), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Ordinary Shares and the Effective Conversion Price of such Ordinary Share Equivalents is less than an Applicable Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.  The Applicable Conversion Price shall be reduced, concurrently with such issue, to a price equal to a price per share (calculated to the nearest cent) determined in accordance with the the formula set forth in subsection 4(d)(v)(A) above.

(1)         In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than an Applicable Conversion Price at such date, including, but not limited to, a change resulting from the anti-dilution provisions thereof, such Applicable Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(2)         If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, an Applicable Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Applicable Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted.

(3)         For any Ordinary Share Equivalent with respect to which an Applicable Conversion Price has been adjusted under this subsection (C), no further adjustment of such Applicable Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(D)       The holders of the Preferred Shares shall have the right to waive an adjustment to the Applicable Conversion Price that is applicable to its Preferred Shares.

(vi) Other Dilutive Events.  In case any event shall occur as to which the other provisions of this

Section 4 are not strictly applicable, but the failure to make any adjustment to an Applicable Conversion Price would not fairly protect the conversion rights of a series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, without dilution, the conversion rights of such series of Preferred Shares. If the holders of more than 50% of the then outstanding Preferred Shares of such series shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such series of Preferred Shares and shall make the adjustments described therein.

(vii) Certificate of Adjustment.  In the case of any adjustment or readjustment of an Applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(viii) Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment to an Applicable Conversion Price or the number or character of any Preferred Shares as set forth herein, the Company shall give notice to the holders of such Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of such Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix) Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)         Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(xi) Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Share so converted were registered.

5.                                     Protective Provisions

(a)                       Shareholder Consent.  Subject to the applicable laws, in addition to any other vote or consent required elsewhere in the Memorandum and the Articles or by Act, none of the Group Companies nor the Founders or the holders of Ordinary Shares, shall take any of the following actions without the prior written approval of (i) Series Seed Preferred Majority, and (ii) Series A Preferred Majority (which shall include consent of Sina):

(i)                           any amendment or change of the rights, preferences or privileges or power of, or the restrictions provided for the benefit of, any series of the Preferred Shares;

(ii)                        any action that authorizes, creates or issues any class of the Group Companies’ securities having preferences superior to or on a parity with the Preferred Shares or any other securities of the Group Companies;

(iii)                     any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets superior to or on a parity with the preference of the Preferred Shares;

(iv)                    any material amendment to the Restated Articles or other charter documents of any Group Company that would adversely affect the rights of the Preferred Shares;

(v)                       any resolution relating to dissolution, liquidation or Liquidation Event of any Group Company; and

(vi)                   any amalgamation, consolidation or merger with or into any other business entity, any spin-off, sub-division, recapitalization, reclassification, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of the Company.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (i) through (vi) above requires the approvals of the shareholders of the Company in accordance with the applicable laws, and if the shareholders vote in favor of such act but the approvals of (i)

Series A Preferred Majority (which shall include consent of Sina), and (ii) Series Seed Preferred Majority have not yet been obtained, then (i) the dissenting Series Seed Preferred Majority, and (ii) dissenting Series A Preferred Majority (or Sina, if Sina voted against such act) in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one.

(b)                       Board Consent.  Subject to the applicable law, in addition to any other vote or consent required elsewhere in this Agreement and Restated Articles, none of the Group Companies shall, and the Founders and the holders of Ordinary Shares  shall cause each Group Company not to, take any of the following actions without the prior written approval of a majority of members of the Board (which shall include the approval of a simple majority of Preferred Directors, provided that for actions listed in items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (x), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx) and (xxi), such prior written approval shall include the approval of Series A Director):

(i)                           any termination, modification or waiver of, or any amendment to the Transaction Documents;

(ii)                        any action that makes or results in the sale of all or substantially all assets or undertakings of any Group Company;

(iii)                     the adoption, amendment or termination of the employee share incentive plan, or other equity incentive, purchase, or participation plans for the benefit of any employees, officers, directors, contractors, advisors or consultants of any Group Company, any issuance thereunder to any Founder holding more than 5% of the total issued share and outstanding capital of the Company (calculated on a fully-diluted and as-converted basis) immediately prior to such issuance, and any increase of the total number of equity securities reserved for issuance thereunder, except for the ESOP Shares already reserved;

(iv)                    any termination or suspension of the business of any Group Company as currently conducted, or any change to the main business activities of any Group Company;

(v)                       any action or a series of actions that results in the issuance of, assumption of, guarantee of or creation of any liability for borrowed money, in excess of RMB 25,000,000 in the aggregate, or out of the budget in excess of 10% of the annual budget in the aggregate during any fiscal year;

(vi)                    any loans by any Group Company to any director, officer or employee of any Group Company, except the loans by any Group Company to the shareholders of any Group Company for the purpose of capital contribution of any Group Company;

(vii)                 the acquisition (by way of purchase or otherwise) of any interest in any real property except a lease of office premises by any Group Company;

(viii)              any purchase by any Group Company of equity securities of, or any securities convertible into equity securities of, any other company in excess of RMB 30,000,000, consummated as a single transaction or through a series of transactions, or the establishment of any brands for companies other than the Group Companies;

(ix)                    the purchase or lease by any Group Company of any motor vehicle valued in excess of US$300,000;

(x)                       any transaction or series of transactions between any Group Company and any holder of Ordinary Shares, director, officer or employee of any Group Company that is not in the ordinary course of business or for which the aggregate value exceeds US$ 25,000;

(xi)                    any increase in compensation of any Key Employee (as defined in the Share Purchase Agreement) and any of the five (5) most highly compensated employees of any Group Company by more than thirty percent (30%) in a twelve (12) month period;

(xii)                 any adoption of the annual budget, business plan and the establishment of performance milestones of any Group Company, or corporate benchmarks for any Group Company, and any material changes or deviations therefrom;

(xiii)              establishment or acquisition of any subsidiary, joint venture, partnership or affiliates (excluding any non-legal person branch), with the capital contribution from the Group Companies exceeding RMB30,000,000 in the aggregate, consummated as a single transaction or through a series of transactions;

(xiv)             any material change in any Group Company’s business plan or the change of the structure for the board of directors or any committee of any Group Company;

(xv)                the appointment and dismissing of the Chief Executive Officer, Chief Operation Officer and Chief Financial Officer of any Group Company;

(xvi)             the appointment and dismissing of the auditors of any Group Company, or any change in the accounting and financial policies or the fiscal year of the Company;

(xvii)          an initial public offering of any shares or other equity or debt securities of any Group Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering), other than the initial public offering consummated within twelve (12) months from the Initial Closing Date (as defined in the Share Purchase Agreement);

(xviii)       any transaction or matter in which any Group Company will act as guarantor or will be required to pledge its assets;

(xix)             any sale, transfer, or disposal of material assets or business of any Group Company in excess of RMB 20,000,000 individually or in the aggregate in a twelve (12) month period;

(xx)                any sale, transfer, license, creating pledge or encumbrance over, or disposal of any goodwill, technology or intellectual property owned by any Group Company with value in excess of twenty percent (20%) of the total value of assets of the Group Companies, as reflected in the then latest consolidated balance sheets of the Group Companies, other than licenses granted in the ordinary course of business;

(xxi)             any transaction between any Group Company and any shareholder, director, officer or employee of the Group Companies and their associates and affiliates, unless such transaction (i) occurs in the ordinary course of business of the Group Companies and on an arm’s length basis, (ii) do not exceed RMB50,000,000 in a single transaction, and (iii) has been fully disclosed in writing to the holders of Preferred Shares prior to the entering into of such transaction; or

(xxii)          the declaration or payment of dividend or distribution on the shares of any Group Company.

6.                                     Redemption

6.1.        Redemption by the Company.

(a)             Notwithstanding anything to the contrary in these Articles, at any time after the earlier of (i) the fourth anniversary of the Closing Date (as defined in the Share Purchase Agreement) (if the Company has not consummated a Qualified IPO), (ii) if there is any change of laws or policy with respect to the validity of the Transaction Documents (as defined in the Share Purchase Agreement), (iii) if there is any change of laws or policy which makes the Group Companies unable to carry on its Business (as defined in the Share Purchase Agreement) as now conducted and as proposed to be conducted, (iv) any material breach by the Group Companies and/or the holders of Ordinary Shares of any representations, warranties or covenants of the Transaction Documents (as defined in the Share Purchase Agreement), or (v) the Company’s receipt of the request from any holder of the Series Seed-A Preferred Shares or Series Seed-B Preferred Shares or Series Seed-C Preferred Shares or Series A-1 Preferred Shares to redeem any of the Series Seed-A Preferred Shares or Series Seed-B Preferred Shares or Series Seed-C Preferred Shares or Series A-1 Preferred Shares pursuant to this Section 6 (the “Series A-2 Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and, if so requested by the Series A-2 Investor, the Company shall redeem all or part of the outstanding Series A-2 Preferred Shares in cash out of funds legally available therefor (the “Series A-2 Redemption”). Subject to any appropriate adjustment for share split, combination, recapitalization or similar event, the price at which each Series A-2 Preferred Share shall be redeemed (the “Series A-2 Redemption Price”) shall be the number calculated based on the following formula:

IP ╳ (1 + 8%) N + D, where

IP = Series A-2 Preferred Share Issue Price;

N = a fraction the numerator of which is the number of calendar days between (i) the issuance date of Series A-2 Preferred Shares, and (ii) the relevant Redemption Date on which such Series A-2 Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series A-2 Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(b)             Notwithstanding anything to the contrary in these Articles, at any time after the earlier of (i) the fourth anniversary of the Closing Date (as defined in the Share Purchase Agreement) (if the

Company has not consummated a Qualified IPO), (ii) if there is any change of laws or policy with respect to the validity of the Transaction Documents (as defined in the Share Purchase Agreement), (iii) if there is any change of laws or policy which makes the Group Companies unable to carry on its Business (as defined in the Share Purchase Agreement) as now conducted and as proposed to be conducted, (iv) any material breach by the Group Companies and/or the holders of Ordinary Shares of any representations, warranties or covenants of the Transaction Documents (as defined in the Share Purchase Agreement), or (v) the Company’s receipt of the request from any holder of the Series Seed-A Preferred Shares or Series Seed-B Preferred Shares or Series Seed-C Preferred Shares to redeem any of the Series Seed-A Preferred Shares or Series Seed-B Preferred Shares or Series Seed-C Preferred Shares pursuant to this Section 6 (the “Series A-1 Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and, if so requested by the Series A-1 Investor, the Company shall redeem all or part of the outstanding Series A-1 Preferred Shares in cash out of funds legally available therefor (the “Series A-1 Redemption”). Subject to any appropriate adjustment for share split, combination, recapitalization or similar event, the price at which each Series A-1 Preferred Share shall be redeemed (the “Series A-1 Redemption Price”) shall be the number calculated based on the following formula:

IP ╳ (1 + 8%) N + D, where

IP = Series A-1 Preferred Share Issue Price;

N = a fraction the numerator of which is the number of calendar days between (i) May 18, 2018, and (ii) the relevant Redemption Date on which such Series A-1 Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series A-1 Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(c)              Notwithstanding anything to the contrary in these Articles, at any time after the earlier of (i) the fourth anniversary of the Closing Date (as defined in the Share Purchase Agreement) (if the Company has not consummated a Qualified IPO), (ii) if there is any change of laws or policy with respect to the validity of the Transaction Documents (as defined in the Share Purchase Agreement), (iii) if there is any change of laws or policy which makes the Group Companies unable to carry on its Business (as defined in the Share Purchase Agreement) as now conducted and as proposed to be conducted, (iv) any material breach by the Group Companies and/or the holders of Ordinary Shares of any representatives, warranties or covenants of the Transaction Documents, or (v) the Company’s receipt of the request from any holder of the Series Seed-A Preferred Shares or Series Seed-B Preferred Shares to redeem any of the Series Seed-A Preferred Shares or Series Seed-B Preferred Shares pursuant to this Section 6 (the “Series Seed-C Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and, if so requested by any holder of the Series Seed-C Preferred Shares, the Company shall redeem all or part of the outstanding Series Seed-C Preferred Shares in cash out of funds legally available therefor (the “Series Seed-C Redemption”). Subject to any appropriate adjustment for share split, combination, recapitalization or similar event, the price at which each Series Seed-C Preferred Share shall be redeemed (the “Series Seed-C Redemption Price”) shall be the number calculated based on the following formula:

IP ╳ (1 + 8%) N + D, where

IP = Series Seed-C Preferred Share Deemed Issue Price for the Series Seed-C Preferred Share;

N = a fraction the numerator of which is the number of calendar days between (i) (x) March 26, 2015, with respect to 9,544,186 Series Seed-C Preferred Shares held by Investec Bank plc, 5,344,744 Series Seed-C Preferred Shares held by Matrix Partners China III Hong Kong Limited, 763,534 Series Seed-C Preferred Shares held by Vertex Asia Fund Pte. Ltd., 3,817,674 Series Seed-C Preferred Shares held by Zhong Capital Fund, L.P., 763,535 Series Seed-C Preferred Shares held by Moon Wan Sun Investments Company Limited, 3,817,674 Series Seed-C Preferred Shares held by Magic Stone Alternative Private Equity Fund, L.P., 381,767 Series Seed-C Preferred Shares held by Xiaomi Ventures Limited, 893,718 Series Seed-C Preferred Shares held by Shunwei TMT III Limited, 91,663 Series Seed-C Preferred Shares held by Hillingdon Ventures Limited, 1,908,837 Series Seed-C Preferred Shares held by DELIGHT TREASURE HOLDINGS LIMITED, all Series Seed-C Preferred Shares held by Ventech China II SICAR, Halvorson Ventures Limited, Sheen Profit Holdings Limited, and China eCapital Investment Holdings, Ltd., (y) June 4, 2015, with respect to 763,535 Series Seed-C Preferred Shares held by Investec Bank plc, all Series Seed-C Preferred Shares held by Woo Foong Hong Limited and Mandra iBase Limited, (z) December 1, 2017, with respect to other Series Seed-C Preferred Shares, and (ii) the relevant Redemption Date on which such Series Seed-C Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series Seed-C Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

(d)             Notwithstanding anything to the contrary herein or in these Articles, at any time after the earlier of (i) the fourth anniversary of the Closing Date (if the Company has not consummated a Qualified IPO), (ii) if there is any change of laws or policy with respect to the validity of the Transaction Documents (as defined in the Share Purchase Agreement), (iii) if there is any change of laws or policy which makes the Group Companies unable to carry on its Business (as defined in the Share Purchase Agreement) as now conducted and as proposed to be conducted, (iv) any material breach by the Group Companies and/or the holders of Ordinary Shares of any representatives, warranties or covenants of the Transaction Documents, or (v) the Company’s receipt of the request from any holder of the Series Seed-A Preferred Shares to redeem any of the Series Seed-A Preferred Shares pursuant to this Section 6 (the “Series Seed-B Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and, if so requested by any holder of the Series Seed-B Preferred Shares, the Company shall redeem all or part of the outstanding Series Seed-B Preferred Shares in cash out of funds legally available therefor (the “Series Seed-B Redemption”). Subject to any appropriate adjustment for share split, combination, recapitalization or similar event, the price at which each Series Seed-B Preferred Share shall be redeemed (the “Series Seed-B Redemption Price”) shall be the number calculated based on the following formula:

IP ╳ (1 + 8%) N + D, where

IP = Series Seed-B Preferred Share Deemed Issue Price for the Series Seed-B Preferred Share;

N = a fraction the numerator of which is the number of calendar days between (i) (x) September 22, 2014, with respect to Series Seed-B Preferred Shares held by Hillingdon Ventures Limited and Magic Stone Hong Tao Alternative Fund, L.P., (y) September 10, 2014, with respect to Series Seed-B Preferred Shares held by Shunwei TMT III Limited, (z) September 4, 2014, with respect to Series Seed-B Preferred Shares held by other Series Seed-B Investors, and (ii) the relevant Redemption Date on which such Series Seed-B Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series Seed-B Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; and

(e)              Notwithstanding anything to the contrary herein or in these Articles, at any time after the earlier of (i) the fourth anniversary of the Closing Date (if the Company has not consummated a Qualified IPO), (ii) if there is any change of laws or policy with respect to the validity of the Transaction Documents (as defined in the Share Purchase Agreement), (iii) if there is any change of laws or policy which makes the Group Companies unable to carry on its Business (as defined in the Share Purchase Agreement) as now conducted and as proposed to be conducted, or (iv) any material breach by the Group Companies and/or the holders of Ordinary Shares of any representatives, warranties or covenants of the Transaction Documents (the “Series Seed-A Redemption Start Date”, together with the Series Seed-B Redemption Start Date, the Series Seed-C Redemption Start Date, the Series A-1 Redemption Start Date and the Series A-2 Redemption Date, the “Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and, if so requested by any holder of the Series Seed-A Preferred Shares, the Company shall redeem all or part of the outstanding Series Seed-A Preferred Shares in cash out of funds legally available therefor (the “Series Seed-A Redemption”, together with the Series Seed-B Redemption, the Series Seed-C Redemption, the Series A-1 Redemption and the Series A-2 Redemption, the “Redemption”). Subject to any appropriate adjustment for share split, combination, recapitalization or similar event, the price at which each Series Seed-A Preferred Share shall be redeemed (the “Series Seed-A Redemption Price”, together with the Series Seed-B Redemption Price, the Series Seed-C Redemption Price, the Series A-1 Redemption Price and the Series A-2 Redemption Price, the “Redemption Price”) shall be equal to the number calculated based on the following formula:

IP ╳ (1 + 8%) N + D, where

IP = the applicable Series Seed-A Preferred Share Deemed Issue Price for the Series Seed-A Preferred Share;

N = a fraction the numerator of which is the number of calendar days between (i) March 17, 2014, and (ii) the relevant Redemption Date on which such Series Seed-A Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series Seed-A Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends,

reorganizations, reclassifications, consolidations or mergers.

(f)               If the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed, the redemption shall be carried out in accordance with Section 6.3.

6.2.                            Notice.

(a)             A notice of redemption by any holder of Preferred Shares to be redeemed shall be given by hand or by mail to the Company at any time on or after the applicable Redemption Start Date stating the date on which the Preferred Shares are to be redeemed (the “Redemption Date”); provided, however, that the Redemption Date shall be no earlier than the date forty-five (45) days after such notice of redemption is given.

(b)             Upon receipt of any such request, the Company shall promptly give written notice of the redemption request (the “Redemption Notice”) to each non-requesting holder of record of Preferred Shares stating the existence of such request, the applicable Redemption Price, the Redemption Date and the mechanics of redemption.

(c)              Each non-requesting holder of Preferred Shares that has the redemption rights pursuant to Section 6.1 above shall be entitled to give written notice to the Company, within fifteen (15) days after receipt of such Redemption Notice, stating the number of Preferred Shares it requests to be redeemed pursuant to this Section 6 and requesting to participate in the Redemption on the applicable Redemption Date together with all other holders of applicable Preferred Shares.

6.3.                            Insufficient Funds.

If on the Redemption Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of all Preferred Shares requested to be redeemed, then (i) those assets or funds which are legally available for redemption shall first be used to redeem the Series A-2 Preferred Shares from the Series A-2 Investors thereof requesting for redemption in proportion to their respective number of Series A-2 Preferred Shares to be redeemed (calculated on an as-converted basis), (ii) thereafter, the remaining assets and fund, if any, shall be used to redeem the Series A-1 Preferred Shares from the Series A-1 Investors thereof requesting for redemption in proportion to their respective number of Series A-1 Preferred Shares to be redeemed (calculated on an as-converted basis), (iii) thereafter, the remaining assets and fund, if any, shall be used to redeem the Series Seed-C Preferred Shares from each holder thereof requesting for redemption in proportion to their respective number of Series Seed-C Preferred Shares to be redeemed (calculated on an as-converted basis), (iv) thereafter, the remaining assets and fund, if any, shall be used to redeem the Series Seed-B Preferred Shares from each holder thereof requesting for redemption in proportion to their respective number of Series Seed-B Preferred Shares to be redeemed (calculated on an as-converted basis), (v) thereafter, the remaining assets and fund, if any, shall be used to redeem the Series Seed-A Preferred Shares from each holder thereof requesting for redemption in proportion to their respective number of Series Seed-A Preferred Shares to be redeemed (calculated on an as-converted basis), and (vi) the remaining Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed pursuant to this Section 6 and shall have paid all the Redemption Price for such Preferred Shares requested to be redeemed payable pursuant to this Section 6.

6.4.                            Surrender of Certificates.

Before any holder of Preferred Shares shall be entitled for redemption under the provisions of this Section 6, such holder shall surrender its, his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price shall be payable on the Redemption Date to the order of the Person whose name appears on the register of members of the Company as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Preferred Shares are actually redeemed and the Redemption Price is actually made, in full, such Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of Preferred Shares. After payment in full of the aggregate Redemption Price for all issued and outstanding Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Preferred Shares shall be cancelled.

6.5.                            Restriction on Distribution.

If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

6.6.                            To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Section 6.

6.7.                            The redemption right of the holders of Series Seed-A Preferred Shares, the holders of Series Seed-B Preferred Shares and the holders of Series Seed-C Preferred Shares as set forth in this Section 6 shall terminate upon the closing of a qualified public offering of the shares of Jimu Holdings Limited, an exempted company with limited liability organized and existing under the laws of the British Virgin Islands, or its affiliate, with an implied valuation prior to such offering of at least US$1,023,947,530, and the redemption right of all holders of Preferred Shares as set forth in this Section 6 shall terminate upon the consummation of a Qualified IPO.